Exhibit 99

For Immediate Release

Media Contacts:	Investor Contacts:
Susan Busch, Director of Corporate PR	Jennifer Driscoll, Vice President of Investor Relations
(612) 291-6114 or susan.busch@bestbuy.com	(612) 291-6110 or jennifer.driscoll@bestbuy.com

Kelly Groehler, Senior Manager of Corporate PR	Andrew Lacko, Senior Director of Investor Relations
(612) 291-6115 or kelly.groehler@bestbuy.com	(612) 291-6992 or andrew.lacko@bestbuy.com

Wade Bronson, Director of Investor Relations
(612) 291-5693 or wade.bronson@bestbuy.com

Best Buy Continues To Prepare For Difficult Economic
Environment, Plans Significant Spending Reductions

Company reports fiscal third-quarter EPS of $0.13; adjusted quarterly EPS was $0.35, excluding investment impairment charge

Third-Quarter Performance Summary

(U.S. dollars in millions, except per share amounts)

	Three Months Ended
	Nov. 29, 2008	Dec. 1, 2007
Revenue	$11,500	$9,928
Comparable store sales % change[1]	(5.3)%	6.7%
Gross profit as % of revenue	24.9%	23.5%
SG&A as % of revenue	22.5%	20.0%
Operating income	$274	$351
Operating income as % of revenue	2.4%	3.5%
Net earnings	$52	$228
Diluted EPS	$0.13	$0.53
Adjusted diluted EPS[2]	$0.35	$0.53

1 Comprised of revenue at stores, call centers and Web sites operating for at least 14 full months, as well as remodeled and expanded locations. Relocated stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. Acquired stores are included in the comparable store sales calculation beginning with the first full quarter following the first anniversary of the date of the acquisition. The calculation of the comparable store sales percentage change excludes the effect of fluctuations in foreign currency exchange rates. The method of calculating comparable store sales varies across the retail industry. As a result, Best Buy’s method of calculating comparable store sales may not be the same as other retailers’ methods.

2 Excludes the impact of a non-operating, other-than-temporary impairment charge of $111 million ($93 million net of tax, or $0.22 per diluted share) related to the company’s 2.9-percent investment in the common stock outstanding of The Carphone Warehouse Group PLC.

MINNEAPOLIS, Dec. 16, 2008 — Best Buy Co., Inc. (NYSE: BBY) today reported net earnings of $52 million, or $0.13 per diluted share, for its fiscal third quarter ended on Nov. 29, 2008. These results were compared with net earnings of $228 million, or $0.53 per diluted share, for the prior-year fiscal third quarter. The reduction in third-quarter earnings was due in large part to a non-operating impairment charge of $111 million ($93 million net of tax, or $0.22 per diluted share), related to a significant and sustained decline in the market price of the company’s nearly 3 percent stake in the common shares outstanding of The Carphone Warehouse Group PLC (CPW).

Excluding the impairment charge, adjusted diluted earnings per share were $0.35, a decrease of 34 percent compared to the previous year’s period. The negative impact of a comparable store sales decline and expense deleverage was partially offset by revenue gains from new store openings as well as an improvement in the gross profit rate. Analysts surveyed by First Call on average expected third-quarter diluted earnings per share of $0.25.

Company Plans For Challenging Environment, Reduces Fiscal 2010 Spending Plans

“The historic slowdown in the economy and its effect on our business over the past 90 days have been the most challenging consumer environment our company has ever faced,” said Brad Anderson, vice chairman and CEO of Best Buy. “We believe that there has been a dramatic and potentially long-lasting change in consumer behavior as people adjust to the new realities of the marketplace. We also believe that customers will continue to reward those retailers who understand their needs and desires, and offer relevant solutions at fair prices. Yet we clearly recognize that these changes require us to make significant adjustments to our present cost structure.”

Best Buy announced that effective Dec. 15, 2008, nearly all of its corporate employees are eligible for a voluntary separation package in order to reduce its corporate expenses significantly. This package provides an incentive for employees who choose to leave the company by offering a significant increase in the company’s base severance offer. Vice Chairman and CEO Brad Anderson and his direct reports, who recommended the package, are not eligible for the voluntary separation plans. The company also stated that involuntary reductions in corporate staff may be required, depending on the outcome of the voluntary program.

“We view our employees as the primary strength of this organization,” added Anderson. “However, based on the recent changes we’ve seen in consumer behavior and the potential for worsening consumer spending, we need to prepare our organization to operate in a wide range of potential macro economic scenarios in the coming year. Additional prudent actions will be taken to prepare the business, such as reducing our capital spending by approximately 50 percent next year, including a substantial reduction in new store openings in the United States, Canada and China. We also are reducing legacy expenses in our model as quickly as we can without affecting the customer’s shopping experience. In the current year, SG&A spending, excluding Best Buy Europe, is expected to grow approximately 9 percent; in contrast, we are planning for SG&A dollars next year to grow by no more than 2 percent over this year’s levels. To bring our cost structure to that level, our efforts have to include savings in corporate staffing. We want to do it in such a way as to minimize involuntary separations. We believe our broad, voluntary program helps prepare us for the unpredictable year ahead while reflecting our company values and respect for our people.”

The costs and future savings associated with the anticipated reduction in force during the fourth quarter and other potential actions to shed costs have not yet been finalized and therefore are excluded from the company’s earnings guidance until more information is available.

Third-Quarter Highlights

While the company continues to prepare for the difficult period ahead, it recognized several successes in the most recent quarter:

•                  The company estimated that its domestic market share in the calendar third quarter continued to grow, increasing by 1.7 percentage points compared with the prior year’s period, driven by strong execution by employees. The market share gains included strong performance in computing and televisions.

•                  The company’s domestic customer satisfaction scores continued to set record highs. U.S. employee turnover also decreased on a year-over-year basis, to 45 percent, as the company continued its focus on using employee insights to drive local growth.

•                  Best Buy expanded its service offerings by adding Geek Squad Black Tie Protection service to all U.S. Best Buy stores during the quarter. Geek Squad Black Tie Protection is a premium assurance offer that combines the features of extended warranties with other benefits, such as enhanced service levels and Reward Zone points for unused warranties. The domestic segment generated a low single-digit comparable store sales gain in its warranty category for the third quarter by offering this premium service.

•                  The international business brought the Best Buy Mobile store-within-a-store concept to select Best Buy locations in Canada and enhanced the wireless experience in select Future Shop stores.

•                  The company ended the quarter with a successful Black Friday and kickoff to the holiday selling season, marked by a strong consumer response, effective promotions and outstanding in-store execution. As a result of weeks of preparation, both customers and employees provided positive feedback on this shopping tradition.

“I am proud of the performance of our people in an environment marked by unprecedented economic turmoil,” said Brian Dunn, president and chief operating officer of Best Buy. “We continued to gain market share, improve gross profits, manage our costs and bring down our domestic inventory levels despite volatile consumer demand.  We have some tough choices to make in response to the turbulent conditions our customers are facing, but our recent revenue performance versus the industry reinforces our commitment to our long-term strategy of helping people unlock the promises of technology.”

Third Quarter Brings Improved Gross Profit Rate

For the fiscal 2009 third quarter, Best Buy’s revenue increased 16 percent to $11.5 billion, compared with revenue of $9.9 billion for the third quarter of fiscal 2008. The revenue increase reflected the inclusion of Best Buy Europe’s revenue, which is reported on a two-month lag, and gains from the net addition of 181 new stores in the past 12 months. These revenue gains were offset by a comparable store sales decline of 5.3 percent and the unfavorable impact of foreign currency fluctuations. Excluding Best Buy Europe, total fiscal third-quarter revenue declined modestly versus the prior year period.

The comparable store sales decline for the third quarter was driven by a decrease in customer traffic and an unfavorable calendar shift, as the quarter had seven fewer post-Thanksgiving shopping days than the prior year’s period. By month, domestic comparable store sales declined by 2.4 percent, 7.8 percent and 8.7 percent for fiscal September, October and November, respectively. The company estimates that November’s comparable store sales in the domestic segment were essentially flat after adjusting for the calendar shift. Partially offsetting the decline in traffic was an increase in the average ticket for the quarter as the company’s revenue mix continued to shift toward large-ticket items, such as notebook computers and mobile phones.

The gross profit rate for the fiscal third quarter was 24.9 percent of revenue, compared with 23.5 percent of revenue for the prior-year period. This improvement was driven by the inclusion of Best Buy Europe, which predominantly features sales of higher-margin mobile phones. The improvement was also fueled by higher gross profit rates in the domestic business due to rate improvements in nearly all key product categories, partially offset by an unfavorable mix shift to notebook computers, which carry a lower gross profit rate. The company commented that the promotional environment was largely similar to what the company expected for the period.

Best Buy’s selling, general and administrative (SG&A) expense rate increased to 22.5 percent of revenue for the fiscal third quarter, compared with 20.0 percent of revenue for the prior year’s fiscal third quarter. The inclusion of Best Buy Europe’s higher-cost model for selling mobile phones contributed to the increase. Deleverage of expenses associated with the comparable store sales decline also prompted the change. Partially offsetting those factors, SG&A expense benefited from lower incentive compensation due to the company’s expected earnings performance. As planned, the company also actively lowered spending in discretionary areas and met its expectations for cost reductions in the period. Key areas of cost savings in the third quarter were a reduction in the hiring of seasonal staff, as well as reductions in advertising, discretionary store and corporate projects, and consulting expenses.

The company reported investment expense of $3 million, compared with $32 million of investment income for the prior year’s fiscal third quarter. The expected reduction in investment income reflected the impact of lower average cash and investment balances. Interest expense grew to $35 million, versus $23 million in the prior year’s quarter, primarily reflecting financing costs related to debt incurred in connection with the purchase of Best Buy Europe.

Best Buy’s effective tax rate increased to 54.6 percent for the third quarter of fiscal 2009, compared with 35.6 percent for the third quarter of the prior fiscal year, an increase of 19 percentage points. The increase in the company’s effective tax rate versus the prior year’s period was due primarily to the limited tax benefit from the investment impairment charge. Excluding the impairment charge, the effective tax rate for the fiscal third quarter was 36.5 percent.

The company’s merchandise inventory increased 10 percent year over year, to $8.2 billion. The increase primarily reflected the addition of inventory from Best Buy Europe and new store openings in the U.S. and other countries. Starting in September, the company began adjusting its domestic inventory position as consumer spending abruptly softened. Domestic inventory finished the third quarter essentially flat to last year on a comparable store basis, which was a significant improvement versus the end of the second quarter.

Market Conditions Drive Impairment Charge

In the second quarter of fiscal 2008, Best Buy purchased nearly 3 percent of the outstanding shares of CPW common stock, reflecting its continued relationship with CPW. Due to the duration and significance of the decline in the fair value of the investment, coupled with recent turmoil in the global financial markets, the company cannot reasonably predict the timeframe as to when the investment will return to its original cost. This noncash impairment charge reflects the current (Nov. 29, 2008) market price for CPW’s stock and does not reflect Best Buy’s own outlook on the intrinsic or strategic value of CPW’s business, or its long-term expectations for the Best Buy Europe venture.

Company Maintains Annual EPS Outlook, Excluding Investment Impairment Charge

Jim Muehlbauer, Best Buy’s executive vice president of finance and CFO, said, “While the environment is clearly challenging, we are satisfied with the reductions in discretionary spending we made in the quarter. However, we realize that there is much more work to do to position our business for the near-term challenges ahead. We will continue to evaluate every aspect of our business to prepare for the range of potential outcomes that we could see in fiscal 2010.”

The company stated that results in the third quarter were modestly ahead of its revised expectations based on stronger performance over the Thanksgiving holiday weekend. While post- Thanksgiving revenue trends have slowed further as expected, the company anticipates a December comparable store sales decline within the company’s previously announced guidance. The company maintained its guidance range for fiscal 2009 of earnings per diluted share of $2.30 to $2.90, excluding the investment impairment charge. This guidance now assumes an annual comparable store sales decline of 1 percent to 5 percent. Furthermore, the company estimated an annual gross profit rate improvement of approximately 60 basis points, compared with fiscal 2008. Excluding Best Buy Europe, SG&A spending for fiscal 2009 is expected to increase by approximately 9 percent versus the prior year. The retailer anticipates significant deleverage in its SG&A rate caused by the addition of Best Buy Europe, which carries a higher SG&A cost structure; a comparable store sales decline; and ongoing costs related to investments made in the first half of the fiscal year. Including the negative tax impact of the investment impairment charge, the company now expects its effective income tax rate for fiscal 2009 to be approximately 39.0 percent.

The investment impairment charge, as well as any costs associated with reductions in staffing or other potential restructuring activities, is excluded from the above earnings guidance.

Company’s U.S. Business Gains Market Share in Most Revenue Categories

Domestic Performance Summary

(U.S. dollars in millions)

	Three Months Ended		Nine Months Ended
	Nov. 29, 2008	Dec. 1, 2007	Nov. 29, 2008	Dec. 1, 2007
Revenue	$8,196	$8,206	$23,782	$22,144
Comparable store sales % change	(6.3)%	6.1%	0.5%	3.3%
Gross profit as % of revenue	24.4%	24.2%	24.6%	24.6%
SG&A as % of revenue	20.9%	20.2%	20.9%	20.3%
Operating income	$283	$329	$875	$957
Operating income as % of revenue	3.5%	4.0%	3.7%	4.3%

Best Buy’s domestic segment—comprised of U.S. Best Buy, Best Buy Mobile, U.S. Geek Squad, Magnolia Audio Video, Napster, Pacific Sales and Speakeasy operations—reported fiscal third-quarter operating income of $283 million, a decrease of $46 million, compared with the prior year’s fiscal third quarter. The company believes it gained market share in most of its key product categories.

The domestic segment’s fiscal third-quarter revenue totaled $8.2 billion, essentially flat with the prior year’s third quarter. The net addition of 137 new stores in the past 12 months was offset by a comparable store sales decline of 6.3 percent. The comparable store sales decline reflected a decrease in customer traffic, which was muted in part by an increase in average ticket.

The decrease in the domestic segment’s operating income rate reflected a 70-basis-point increase in the SG&A rate, which was partially offset by a 20-basis-point improvement in the gross profit rate. The increase in the SG&A rate was primarily driven by deleverage of expenses associated with the comparable store sales decline, partially offset by lower incentive compensation and advertising. The improvement in the gross profit rate reflected more effective promotion management and a shift in the revenue mix toward higher-margin mobile phones. Partially offsetting these improvements was a continued shift in the revenue mix toward notebook computers, which carry a lower gross profit rate.

Domestic Category Summary

	Revenue Mix Summary		Comparable Store Sales
	Three Months Ended		Three Months Ended
Revenue Category	Nov. 29, 2008	Dec. 1, 2007	Nov. 29, 2008	Dec. 1, 2007
Consumer Electronics	39%	42%	(13.7)%	1.7%
Home Office	32%	27%	11.1%	8.0%
Entertainment Software	19%	20%	(12.4)%	20.9%
Appliances	4%	5%	(21.0)%	(6.7)%
Services	6%	6%	1.3%	4.5%
Other	<1%	<1%	n/a	n/a
Total	100%	100%	(6.3)%	6.1%

The domestic comparable store sales decline of 6.3 percent reflected strong sales of notebook computers and mobile phones, which were more than offset by decreased sales of digital cameras, projection and tube televisions, major appliances, music and movies.

The home office revenue category, which accounted for 32 percent of fiscal third-quarter revenue, had an 11.1-percent comparable store sales gain. A double-digit comparable store sales increase for notebook computers fueled the growth as customers continued to respond to Best Buy’s industry-leading assortments and customer service. Mobile phones and accessories experienced a triple-digit gain in comparable store sales and a strong double-digit increase in wireless connections. The mobile phone results were supported by the chain-wide expansion of Best Buy Mobile, which offers an improved assortment and customer service along with independent advice. These gains were partially offset by expected comparable store sales declines in printers and desktop computers.

The services revenue category accounted for 6 percent of third-quarter revenue. On a comparable store sales basis, the services category increased 1.3 percent. During the quarter, U.S. Best Buy stores unveiled their Geek Squad Black Tie Protection offer, which combines the compelling capabilities of the company’s Geek Squad services with product warranties in order to offer customers a premium level of service.

The entertainment software revenue category, which comprised 19 percent of third-quarter revenue, experienced a 12.4-percent decline in comparable store sales. Double-digit declines in music and movies drove this change. Video gaming comparable store sales declined by the mid-single-digits on top of a strong double-digit increase in the prior year’s period.

Consumer electronics, which represented 39 percent of fiscal third-quarter revenue, posted a 13.7-percent comparable store sales decline, driven by double-digit declines in digital cameras, MP3 players and GPS products. The U.S. business had a solid double-digit increase in Blu-Ray DVD players. Comparable store sales of flat-panel televisions experienced a low single-digit comparable store sales decline for the quarter as unit volume increases were more than offset by declines in the average selling prices. Projection and tube TVs declined on a comparable store sales basis by the very strong double digits. Total home theater comparable store sales declined by the high single digits.

The appliances revenue category, which totaled 4 percent of fiscal 2009 third-quarter revenue, showed a comparable store sales decline of 21.0 percent. This decrease was driven by a double-digit decline in comparable store sales of major appliances amid a depressed housing market, partially offset by an increase in average selling prices versus the prior year.

International Segment Results Include Contribution From Best Buy Europe

International Performance Summary

(U.S. dollars in millions)

	Three Months Ended		Nine Months Ended
	Nov. 29, 2008	Dec. 1, 2007	Nov. 29, 2008	Dec. 1, 2007
Revenue	$3,304	$1,722	$6,509	$4,461
Comparable store sales % gain	0.3%	9.3%	1.2%	12.3%
Gross profit as % of revenue	26.1%	20.6%	23.5%	20.6%
SG&A as % of revenue	26.4%	19.3%	23.3%	19.2%
Operating income/(loss)	$(9)	$22	$15	$61
Operating income/(loss) % of revenue	(0.3)%	1.3%	0.2%	1.4%

The company’s international segment—comprised of Best Buy, Best Buy Mobile and Geek Squad operations in Canada and China, Five Star operations in China, Future Shop operations in Canada, and The Carphone Warehouse, The Phone House and Geek Squad operations in Europe—generated a $9 million operating loss for the fiscal third quarter compared to operating income of $22 million for the prior year’s period. A low single-digit comparable store sales decline in Canada; start-up expenses in new countries; and continued investments in international infrastructure led to the operating loss.

The international segment’s fiscal third-quarter revenue rose 92 percent to $3.3 billion. The revenue increase was driven by the inclusion of Best Buy Europe, the net addition of 44 new stores in the past 12 months and a comparable store sales gain of 0.3 percent. Partially offsetting these results was the negative impact of foreign currency fluctuations. China experienced a high single-digit increase in comparable store sales as the country recovered from the May earthquake. Offsetting these results was a modest comparable store sales decline in Canada as customer traffic slowed in the period, similar to U.S. trends. Excluding the addition of Best Buy Europe and the impact of a negative 10-percent impact from foreign currency exchange rate fluctuations, international revenue increased 5 percent in the third quarter primarily due to new store openings.

The decrease in the international segment’s operating income rate reflected a 710-basis-point increase in the SG&A rate, which was partially offset by a 550-basis-point increase in the gross profit rate. The increase in the SG&A rate was primarily driven by the inclusion of Best Buy Europe, which has a normally higher SG&A rate; China inflationary pressures and Canada deleverage; new country start-up expenses; and investments in international infrastructure and support. The improvement in the gross profit rate reflected the higher margins of Best Buy Europe’s mobile phone business combined with more effective promotion management in China and stabilization of the gross profit rate in Canada.

Third-quarter revenue for Best Buy Europe, which is reported on a two-month lag, reflected the company’s strategy of aggressively growing market share through strong connections growth and the exclusive offering of the iPhone 3G in the United Kingdom. The European business’ gross profit rate was below expectations due to market share investments, a more promotional environment and a shift in the revenue mix to lower-margin products. In addition, its operating results were impacted by higher-than-anticipated subscriber acquisition costs in the company’s mobile telecom business in Germany. As a result of these factors, operating income for Best Buy Europe was lower than projected.

“While our international operations were not immune to the global economic slowdown, we were pleased to grow revenue, comparable store sales and margins in China,” said Bob Willett, CEO-International and chief information officer for Best Buy. “As in the U.S., our Canadian business continues to face a challenging economic environment, including significant devaluation of the Canadian currency. While results were softer than expected in Canada, we were able to stabilize our gross profit rate and offset some of the top-line impact with controlled spending. This quarter also included the results of Best Buy Europe for the first time.  We are pleased with the new ‘connected world’ store formats in London, where we are experimenting with wider range of computing and gaming products. We also are working closely together on preparations for our first Best Buy stores in the United Kingdom next summer.”

International Category Summary

	Revenue Mix Summary		Comparable Store Sales
	Three Months Ended		Three Months Ended
Revenue Category	Nov. 29, 2008	Dec. 1, 2007	Nov. 29, 2008	Dec. 1, 2007
Consumer Electronics	18%	37%	(0.3)%	6.6%
Home Office	54%	31%	(1.4)%	1.0%
Entertainment Software	6%	14%	(2.7)%	40.0%
Appliances	8%	13%	7.4%	11.3%
Services	14%	5%	3.0%	11.9%
Other	<1%	<1%	n/a	n/a
Total	100%	100%	0.3%	9.3%

Nine-Month Results Show Significant Revenue Growth

For the nine-months ended Nov. 29, 2008, Best Buy’s revenue increased 14 percent to $30.3 billion, compared with revenue of $26.6 billion for the prior-year period. The revenue increase reflected the inclusion of Best Buy Europe beginning with the third quarter, the net addition of 181 new stores in the past 12 months and a comparable store sales increase of 0.6 percent.

The year-to-date gross profit rate was 24.3 percent of revenue, compared with 23.9 percent of revenue for the prior-year period. This improvement was driven by the inclusion of Best Buy Europe, which predominantly features sales of higher-margin mobile phones, as well as a shift in the company’s domestic revenue mix toward mobile phones as well as more effective management of promotions.

Best Buy’s SG&A rate increased to 21.4 percent of revenue for the nine months ended Nov. 29, 2008, compared with 20.1 percent of revenue for the prior-year period. Planned investments in store projects, customer facing labor and international capabilities combined with the inclusion of Best Buy Europe led to this increase. In addition, the company experienced a deleverage of expenses due to lower comparable store sales gains.

The company’s net earnings for the first nine months of fiscal 2009 totaled $433 million, including the investment impairment charge for the company’s investment in CPW common stock as previously described. Earnings per diluted share year-to-date were $1.04, compared with $1.47 for the prior year’s period. Excluding the impairment, year-to-date net earnings were $526 million, or $1.26 per share.

Store Counts and Shareholder Return Information

During the third quarter of fiscal 2009, the company opened 37 U.S. Best Buy stores, including three of its 45,000-square-foot stores, 32 of its 30,000-square-foot stores, and two of its 20,000-square-foot stores. The company also opened seven Pacific Sales showrooms and 18 Best Buy Mobile stand-alone stores. At the end of the third quarter, the domestic segment included 1,010 Best Buy stores, 39 Best Buy Mobile stand-alone stores, seven Geek Squad stand-alone stores, 13 Magnolia Audio Video stores and 29 Pacific Sales showrooms.

In the international segment, for the trailing 12 months, the company acquired 2,415 The Carphone Warehouse and The Phone House stores, opened 79 new stores and closed 35 stores. The international segment at the end of the third quarter included 2,430 The Carphone Warehouse and The Phone House stores in Europe, 161 Five Star stores and two Best Buy stores in China, as well as 138 Future Shop stores, 57 Best Buy stores and three Best Buy Mobile stand-alone stores in Canada. More details regarding historical store counts and square footage are available on the company’s Web site under “For Our Investors.”

On Oct. 28, 2008, the company paid a dividend of 14 cents per share, or $58 million in the aggregate, which was an eight-percent increase compared with the dividend per share paid in the prior year’s fiscal third quarter. The company did not make any share repurchases of common stock during the quarter pursuant to its existing share repurchase program authorization.

The company’s balance sheet remained solid throughout the quarter. Best Buy finished the quarter with $1.7 billion in outstandings under its $2.4 billion domestic line of credit and had cash and short-term investments of $594 million. The company also stated that the month of November historically reflects its peak seasonal working capital needs.

Best Buy is scheduled to conduct an earnings conference call at 10 a.m. Eastern Time (9 a.m. Central Time) on Dec. 16, 2008. The call is expected to be available on its Web site both live and after the call at www.BestBuy.com. The public may access the call by clicking on “For Our Investors.”

Forward-Looking and Cautionary Statements:

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that reflect management’s current views and estimates regarding future market conditions, company performance and financial results, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “plan,” “outlook,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements  include the following: general economic conditions, acquisitions and development of new businesses, divestitures, product availability, sales volumes, pricing actions and promotional activities of competitors, profit margins, weather, changes in law or regulations, foreign currency fluctuation, availability of suitable real estate locations, the company’s ability to react to a disaster recovery situation, the impact of labor markets and new product introductions on overall profitability, failure to achieve anticipated benefits of announced transactions and integration challenges relating to new ventures.  A further list and description of these risks, uncertainties and other matters can be found in the company’s annual report and other reports filed from time to time with the Securities and Exchange Commission, including, but not limited to, Best Buy’s Annual Report on Form 10-K filed with the SEC on April 30, 2008. Best Buy cautions that the foregoing list of important factors is not complete and assumes no obligation to update any forward-looking statement that it may make.

About Best Buy Co., Inc.

With operations in the United States, Canada, Europe, China and Mexico. Best Buy is a multinational retailer of technology and entertainment products and services with a commitment to growth and innovation. The Best Buy family of brands and partnerships collectively generates more than $40 billion annual revenue and includes brands such as Best Buy, Audiovisions, The Carphone Warehouse, Future Shop, Geek Squad, Jiangsu Five Star, Magnolia Audio Video, Napster, Pacific Sales Kitchen, Bath and Electronic Centers, The Phone House and Speakeasy. Approximately 165,000 employees apply their talents to help bring the benefits of these brands to life for customers through retail locations, multiple call centers and Web sites, in-home solutions, product delivery and activities in our communities. Community partnership is central to the way we do business at Best Buy. In fiscal 2008, we donated a combined $31.8 million to improve the vitality of the communities where our employees and customers live and work. For more information about Best Buy, visit www.bestbuy.com.

# # #

BEST BUY CO., INC.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

($ in millions, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	Nov. 29, 2008	Dec. 1, 2007	Nov. 29, 2008	Dec. 1, 2007
Revenue	$11,500	$9,928	$30,291	$26,605
Cost of goods sold	8,639	7,591	22,916	20,237
Gross profit	2,861	2,337	7,375	6,368
Gross profit %	24.9%	23.5%	24.3%	23.9%
Selling, general and administrative expenses	2,587	1,986	6,485	5,350
SG&A %	22.5%	20.0%	21.4%	20.1%
Operating income	274	351	890	1,018
Other (expense) income
Investment income and other	(3)	32	27	98
Investment impairment	(111)	—	(111)	—
Interest expense	(35)	(23)	(69)	(53)
Earnings before income tax expense, minority interests and equity in earnings (loss) of affiliates	125	360	737	1,063
Income tax expense	68	129	296	386
Effective tax rate	54.6%	35.6%	40.2%	36.3%
Minority interests	(11)	(1)	(13)	(4)
Equity in earnings (loss) of affiliates	6	(2)	5	(3)
Net earnings	$52	$228	$433	$670

Earnings per share
Basic	$0.13	$0.55	$1.05	$1.50
Diluted[1]	$0.13	$0.53	$1.04	$1.47

Dividends declared per common share	$0.14	$0.13	$0.40	$0.33

Weighted average common shares outstanding (in millions)
Basic	412.9	418.7	412.1	447.2
Diluted[1]	422.6	430.8	422.7	459.5

1                   The calculation of diluted earnings per share assumes the conversion of our convertible debentures due in 2022 into 8.8 million shares of common stock and adds back the related after-tax interest expense of $1.5 for both the three months ended Nov. 29, 2008, and Dec. 1, 2007, respectively, and $4.4 for both the nine months ended Nov. 29, 2008, and Dec. 1, 2007, respectively.

–Balance Sheets Follow –

BEST BUY CO., INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

($ in millions)

(Unaudited)

	Nov. 29,	Dec. 1,
	2008	2007
ASSETS
Current assets
Cash and cash equivalents	$569	$1,319
Short-term investments	25	295
Receivables	2,638	739
Merchandise inventories	8,207	7,451
Other current assets	879	673
Total current assets	12,318	10,477
Net property & equipment	4,268	3,260
Goodwill	2,414	1,086
Tradenames	182	96
Equity and other investments	435	230
Other assets	1,030	325
TOTAL ASSETS	$20,647	$15,474

LIABILITIES & SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$8,219	$7,597
Accrued liabilities	2,775	2,293
Short-term debt	2,107	326
Current portion of long-term debt	48	20
Total current liabilities	13,149	10,236
Long-term liabilities	1,093	811
Long-term debt	1,125	642
Minority interests	720	39
Shareholders’ equity	4,560	3,746
TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$20,647	$15,474

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